Exhibit 10.11

PULMONX INTERNATIONAL SARL
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is effective as of October 1, 2013 (“Effective Date”) and is entered into by and between Pulmonx International Sarl, a Swiss company (collectively with any or its current or future subsidiaries, affiliates, successors or assigns, the “Company”), and ORSCO LIFE SCIENCES AG (“Consultant”). The parties agree to the following:
1.    Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services to the Company (the “Services”). Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company. Any consulting relationship between the Company and Consultant, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Consulting Relationship”.
2.    Compensation. As consideration for the Services to be provided by Consultant, the Company shall pay to Consultant the amounts or issue the equity specified in Exhibit A attached to this Agreement at the times specified therein.
3.    Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses in excess of $5,000.00 without the prior consent of the Company.
4.    Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date of the Agreement and continuing for a period of three (3) years. Notwithstanding the above, Consultant understands and acknowledges that the Consulting Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that Consultant or the Company may terminate the Consulting Relationship and this Agreement at any time for any reason or no reason upon thirty (30) days prior written notice, without further obligation or liability. In the event of such termination, Consultant shall be paid or otherwise compensated for any portion of the Services that have been performed prior to the termination; provided that if Consultant is terminated by the Company during the first year of this Agreement, the Company will pay Consultant an amount equal to 148,000 Swiss Francs minus any monies already paid to Consultant under this Agreement for such first year.
5.    Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.
(a)    Method of Provision of Services. Consultant may, at Consultant’s own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the Services required by this Agreement (the “Assistants”). Such Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by his Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, and shall require each Assistant to execute a Confidentiality and Invention Assignment Agreement with terms and conditions substantially similar to those contained in Section 8 (“Confidentiality and Invention Assignment”) of this Agreement.
(b)    No Authority to Bind Company. Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c)    No Benefits. Consultant acknowledges and agrees that Consultant (or Consultant’s employees. if Consultant is an entity) will not be eligible for any Company employee benefits and hereby expressly declines to participate in such Company employee benefits.
(d)    Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s business organization and Consultant’s partners, agents and employees. Consultant agrees to indemnify. defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements.
6.    Supervision of Consultant’s Services. All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company. Consultant will be required to report to the Company concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Company.
7.    Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those companies, if any, listed on Exhibit B attached hereto). Consultant has attached hereto, as Exhibit B, a list of all companies that Consultant presently performs such work for that may meet the requirements of the foregoing sentence (collectively referred to as “Current Competitors”); or, if no such list is attached, Consultant represents that there are no such Current Competitors. Such list specifies the name of the Current Competitor (except in the case that Consultant is contractually bound by an agreement with such Current Competitor not to disclose Consultant’s relationship with such Current Competitor). Such list also provides information (including, but not limited to, the type of relationship Consultant has with the Current Competitor) sufficient to allow the Company to determine if such work for the Current Competitor conflicts with the terms of this Agreement, including the terms of Section 8 (“Confidentiality and Invention Assignment”) of this Agreement, the interests of the Company or the Services. If Consultant decides. during the term of this Agreement, to perform such work for a company not listed on Exhibit B (referred to as a “New Competitor”) or Consultant’s relationship with any Current Competitor changes such that Consultant “s ownership interest in the Current Competitor’s organization significantly increases or the Current Competitor’s technology becomes more similar to the Company’s technology, Consultant agrees that, in advance of accepting or continuing such work, Consultant will promptly notify the Company in writing, providing updated information for the New Competitor or the Current Competitor, as the case may be, to the list contained in Exhibit B. If the Company determines that such work conflicts with the terms of this Agreement, the interests or the Company or the Services, the Company reserves the right to terminate this Agreement immediately. In addition, if at any time the Board or Directors of Pulmonx notifies Consultant that it no longer approves of the work that Consultant is performing for Uptake Medical, Consultant agrees to terminate such work with Uptake Medical within sixty (60) days or receipt or such notice.

8.    Confidentiality and Invention Assignment. In the event that Consultant is an entity or otherwise will be causing individuals in its employ or under its supervision to participate in the rendering of the Services, Consultant warrants that it shall cause each of such individuals to execute a Confidentiality and Invention Assignment Agreement with terms and conditions substantially similar to those contained in this Section 8 (“Confidentiality and Invention Assignment”) of this Agreement.
(a)    Confidential Information.
(1)    Company Information. Consultant agrees at all times during the term of its Consulting Relationship with the Company and thereafter, to hold in strictest confidence, and not to use or permit the use of, except for the benefit or the Company to the extent necessary to perform the Consultant’s obligations to the Company under the Consulting Relationship, or to disclose or permit the disclosure of to any person, firm, corporation or other entity without written authorization of the Chief Executive Officer of Pulmonx, any Confidential Information of the Company which Consultant obtains or creates. Consultant further agrees not to make copies of such Confidential Information except as authorized by the Company. Consultant understands that “Confidential Information” means: (i) any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the Consulting Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Consultant during the period of the Consulting Relationship, whether or not during working hours; (ii) the existence of the Consulting Relationship between Consultant and the Company; and (iii) the terms and conditions of this Agreement. Consultant understands that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Consultant further understands that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved. Consultant will notify the Company in writing or any actual or suspected misuse, misappropriation or unauthorized disclosure of the Confidential Information which may come to Consultant’s attention.
(2)    Prior Obligations. Consultant represents that its performance or all terms of this Agreement as a consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant prior or subsequent to the commencement of Consultant’s Consulting Relationship with the Company, and Consultant will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. Consultant will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.
(3)    Third Party Information. Consultant recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for the Company consistent with the Company’s agreement with such third party.
(b)    Inventions.
(1)    Inventions Retained and Licensed. Consultant has attached hereto, as Exhibit C, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Consultant prior to the commencement of the Consulting Relationship (collectively referred to as “Prior Inventions”), which belong solely to Consultant or belong to Consultant jointly with another, and which are not assigned to the Company hereunder; or, if no such list is attached, Consultant represents that there are no such Prior Inventions. If, in the course of Consultant’s Consulting Relationship with the Company, Consultant incorporates into a Company product, process or machine a Prior Invention owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a non-exclusive, fully paid, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, offer to sell, import, distribute and otherwise exploit such Prior Invention as part of or in connection with such product, process or machine.
(2)    Assignment of Inventions. Consultant agrees that it will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will, and hereby does, without further consideration, assign, transfer and convey to the Company all Consultant’s rights, title and interests throughout the world in and to any and all inventions, techniques, methods, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of Consultant’s Consulting Relationship with the Company (collectively referred to as “Inventions”). Consultant further acknowledges that all Inventions which are made by Consultant (solely or jointly with others) within the scope of and during the period of Consultant’s Consulting Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by such amounts paid to Consultant under this Agreement, unless regulated otherwise by the mandatory law of the state of California.
(3)    Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Inventions made by Consultant (solely or jointly with others) during the term of Consultants Consulting Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. Consultant agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. Consultant agrees to return all such records (including any copies thereof) to the Company at the time of termination of Consultant’s Consulting Relationship with the Company as provided for in Section 8(c).
(4)    Patent and Copyright Rights. Consultant agrees to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem reasonably necessary in order to apply for, obtain, perfect, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign, transfer and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interests in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that its obligation to execute or cause to be executed, when it is in its power to do so, any such instrument or papers shall continue after the termination or expiration of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of Consultant’s mental or physical incapacity or unavailability or for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, perfection, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by Consultant. Consultant hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which Consultant now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.
(c)    Company Property; Returning Company Documents. Consultant acknowledges and agrees that Consultant has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that Consultant’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Consultant agrees that, at the time of termination of Consultant’s Consulting Relationship with the Company, Consultant will deliver to the Company (and will not keep in its possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, now charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Consultant pursuant to the Consulting Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Consulting Relationship, if requested by the Company, Consultant agrees to deliver a written and signed certification that the provisions of this Section 8(c) have been complied with.
(d)    Notification to Other Parties. Consultant hereby grants consent to notification by the Company to any other parties besides the Company with whom Consultant maintains a consulting relationship, including parties with whom such relationship commences after the Effective Date of this Agreement, about Consultant’s rights and obligations under this Agreement.
(e)    Solicitation of Employees, Consultants and Other Parties. Consultant agrees that during the term of Consultant’s Consulting Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of Consultant’s Consulting Relationship with the Company for any reason, whether with or without cause, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for itself or for any other person or entity. Further, during Consultant’s Consulting Relationship with the Company and at any time following termination of Consultant’s Consulting Relationship with the Company for any reason, with or without cause, Consultant shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.
9.    Representations and Covenants.
(a)    Facilitation of Agreement. Consultant agrees to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.
(b)    Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement does not and will not breach any agreement Consultant has entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of Consultant’s Consulting Relationship with the Company. Consultant agrees not to enter into any written or oral agreement that conflicts with the provisions of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing. Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, techniques or other information, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property, proprietary information or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret, intellectual property or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.
10.    Miscellaneous.
(a)    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. Any subsequent change or changes in Consultant’s duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.
(b)    Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof
(c)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
(d)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws or Switzerland.
(e)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement. (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
(f)    Assignment. This Agreement may be freely assigned by the Company and will be for the benefit of the Company, its successors, and its assigns. This Agreement is personal with respect to the Consultant and may be not assigned.
(g)    Survival. The provisions of Section 8 (“Confidentiality and Invention Assignment”) of this Agreement shall survive the termination or expiration of this Agreement.
(h)    Remedies. Consultant acknowledges and agrees that violation of this Agreement by Consultant may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.
(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(j)    Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[Signature Page Follows]

The parties have executed this Agreement as of the Effective Date first set forth above.

COMPANY:

PULMONX INTERNATIONAL SARL

By:	/s/ Martin Schneider

Date:	Dec 18, 2013

Address:	Rue de la Treille 4 2000 Neuchâtel Switzerland

CONSULTANT: ORSCO LIFE SCIENCES AG

By:	/s/ Oern Stuge
Oern Stuge

Date:	18/12/2013

Address:	[Address Intentionally Omitted]

EXHIBIT A
COMPENSATION
1.    In consideration of Consultant’s performance of the Services outlined in Section 1, above, Company will pay Consultant the annual rate of 148,000 Swiss Francs in arrears after the end of each calendar quarter, within 30 days following the receipt of invoices.

EXHIBIT B
LIST OF COMPANIES CONSULTANT PROVIDES CONSULTING OR OTHER SERVICES TO THAT ARE COMPETITORS TO THE COMPANY AND EXCLUDED UNDER SECTION 7
1.    Uptake Medical

EXHIBIT C
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 8(b)(1)

Title	Date	Identifying Number or Brief Description

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